Exhibit 10.5

SITE SERVICES AGREEMENT
(Tyler Terminal and Tankage)
This Site Services Agreement (this “Agreement”), is dated July 26, 2013 by and between Delek Refining, Ltd., a Texas limited partnership (“Delek Refining”), and Delek Marketing & Supply, LP, a Delaware limited partnership (“Delek Marketing”). Delek Refining and Delek Marketing are hereinafter collectively referred to as “Parties” and each singularly as a “Party.”
R E C I T A L S:
WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between Delek Refining, as Seller, and Delek Marketing, as Buyer, Delek Marketing acquired the Relevant Assets (as defined in the Lease and Access Agreement);
WHEREAS, simultaneously herewith, Delek Refining and Delek Marketing are entering into that certain Lease and Access Agreement (Tyler Terminal and Tankage) dated as of the date hereof (the “Lease and Access Agreement”) pursuant to which, among other things, Delek Marketing will lease from Delek Refining the real property on which the Relevant Assets are located within that certain refinery site owned by Delek Refining, commonly known as the Tyler Refinery, and located near Tyler, Texas; and
WHEREAS, Delek Refining has agreed to provide to Delek Marketing, and Delek Marketing has agreed to accept, shared use of certain services, utilities, materials and facilities as more fully described on Exhibit A (each an “SUMF Item” and collectively the “SUMF Items”) located at the Refinery Site that are necessary to operate and maintain the Relevant Assets as currently operated and maintained.
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATIONS
1.1    Definitions.
For purposes of this Agreement, the following capitalized terms shall have the meanings specified herein. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings for such terms set forth in the Lease and Access Agreement.
“Additional Improvements” has the meaning given such term in the Lease and Access Agreement.

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“Additional SUMF Items” has the meaning set forth in Section 3.2(b).
“Affiliate” has the meaning given such term in the Throughput Agreement.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means, collectively, the Purchase Agreement, the Lease and Access Agreement, the Omnibus Agreement, the Throughput Agreement and any other agreement executed by the Parties hereto in connection with Delek Marketing’s acquisition the Relevant Assets that has not been otherwise amended or superseded.
“Annual Service Fee” has the meaning set forth in Section 4.1.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including any Environmental Law.
“Bankruptcy Event” means, in relation to any Party, (a) the making of a general assignment for the benefit of creditors by such Party; (b) the entering into of any arrangement or composition with creditors as a result of insolvency (other than for the purposes of a solvent reconstruction or amalgamation); (c) the institution by such Party of proceedings (i) seeking to adjudicate such Party as bankrupt or insolvent or seeking protection or relief from creditors, or (ii) seeking liquidation, winding up, or rearrangement, reorganization or adjustment of such Party or its debts (other than for purposes of a solvent reconstruction or amalgamation), or (iii) seeking the entry of an order for the appointment of a receiver, trustee or other similar official for such Party or for all or a substantial part of such Party’s assets; or (iv) the institution of any proceeding of the type described in (c) above against such Party, which proceeding shall not have been dismissed within 90 days following its institution.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in Nashville, Tennessee are open for the general transaction of business.
“Claimant” has the meaning set forth in Section 9.1(a).
“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided,

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however, that the term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (b) is developed by the receiving Party without reliance on any Confidential Information or (c) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“Connection Facilities” means all physical interconnections and related equipment and facilities required to deliver the SUMF Items described in Exhibit A to the Relevant Assets from various locations within the Refinery Site.
“Delek Marketing” has the meaning set forth in the Preamble.
“Delek Refining” has the meaning set forth in the Preamble.
“Delek Refining Indemnitees” has the meaning set forth in Section 8.2(a).
“Dispute” means any and all disputes, claims, controversies and other matters in question between Delek Refining, on the one hand, and Delek Marketing, on the other hand, arising out of or in connection with this Agreement, including any question regarding the existence, validity or termination of this Agreement.
“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.
“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain products because of a failure of third-party pipelines and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome.

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“Force Majeure Notice” has the meaning set forth in Section 11.1.
“Force Majeure Party” has the meaning set forth in Section 11.1.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Lease and Access Agreement” has the meaning set forth in the Recitals.
“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Applicable Law.
“Monitoring Committee” has the meaning set forth in Section 7.1(a).
“Monthly Payment” has the meaning set forth in Section 4.1.
“Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement, dated as of the date hereof, by and among Delek Refining, Delek Marketing and the other parties thereto.
“Parties” or “Party” has the meaning set forth in the Preamble.
“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“PPI” has the meaning set forth in Section 4.2(a).
“Premises” has the meaning set forth in the Lease and Access Agreement.
“Prime Rate” has the meaning given such term in the Throughput Agreement.
“Purchase Agreement” has the meaning set forth in the Recitals.
“Receiving Party Personnel” has the meaning set forth in Section 11.9(d).
“Refinery Site” has the meaning set forth in the Lease and Access Agreement.
“Relevant Assets” has the meaning set forth in the Lease and Access Agreement.
“Respondent” has the meaning set forth in Section 9.1(a).

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“Special Damages” has the meaning set forth in Section 8.1.
“Standard Operating Practice” means such practices, methods, acts, techniques, and standards as are in accordance with the normal and customary practices in the industry and Applicable Laws, and consistent with the historical operation of the Refinery Site by Delek Refining.
“SUMF Assets” means the systems and facilities located at the Refinery Site that are used in or necessary for the provision of the SUMF Items to Delek Marketing pursuant to this Agreement. The SUMF Assets shall include any Connection Facilities.
“SUMF Items” has the meaning set forth in the Recitals.
“Term” has the meaning set forth in Section 10.1.
“Third Party” means any Person other than Delek Refining, Delek Marketing or their respective Affiliates.
“Throughput Agreement” means the Throughput and Tankage Agreement (Tyler Terminal and Tankage) by and between Delek Refining and Delek Marketing dated as of the date hereof.
1.2    Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
(a)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(b)    the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
(c)    a defined term has its defined meaning throughout this Agreement and each Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;
(d)    each Exhibit to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, the provisions of the main body of this Agreement shall prevail;
(e)    the term “cost” includes expense and the term “expense” includes cost;
(f)    the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

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(g)    any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
(h)    currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
(i)    unless the context otherwise requires, all references to time shall mean time in Nashville, Tennessee;
(j)    whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;
(k)    the singular number includes the plural and vice-versa, whenever the context so requires; and
(l)    if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
ARTICLE 2
RELATIONSHIP OF PARTIES
2.1    Rights and Obligations.
The Parties hereby enter into this Agreement for the purpose of setting forth their respective rights and obligations relating to the provision by Delek Refining of the SUMF Items to Delek Marketing in connection with Delek Marketing’s ownership, operation and maintenance of the Relevant Assets.
2.2    Nature of the Relationship.
(a)    Except as provided herein, this Agreement shall not in any manner limit the Parties in carrying on their respective separate businesses or operations or impose upon any Party a fiduciary duty vis-à-vis the other Party.
(b)    Delek Refining and Delek Marketing recognize that portions of each of their respective businesses and operations are conducted within the Refinery Site, and that necessary interactions result from such proximity. The respective businesses and operations of Delek Refining and Delek Marketing will be managed and conducted by them, as independent companies, and each may act and conduct its business and operations independently wherever possible. Further, Delek Refining and Delek Marketing recognize their mutual responsibility to support the capability of each other to continue to conduct their respective businesses and operations for routine and non-routine activities (including, but not limited to, start-ups, shut downs, turnarounds, emergencies and other infrequent events).
(c)    Notwithstanding the foregoing, nothing in this Agreement and no actions taken by the Parties shall constitute a partnership, joint venture, association or other co-operative entity among the Parties or authorize either Party to represent or contract on behalf of the other

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Party. Delek Refining, as the supplier of the SUMF Items, is acting solely as an independent contractor and is not an agent of Delek Marketing. The provision of the SUMF Items hereunder shall be under the sole supervision, control and direction of Delek Refining and not Delek Marketing.
(d)    Notwithstanding Delek Marketing’s obligation to maintain and operate the Relevant Assets and Additional Improvements and comply with Applicable Law, Delek Refining and Delek Marketing acknowledge that Delek Refining shall, as required by any applicable Governmental Authorities, maintain air quality and other environmental permits in its name. Consequently and also for the ease of administration, Delek Refining shall maintain in its name the air quality permits and other authorizations applicable to all, or part of, the Relevant Assets and Additional Improvements and shall be responsible for making any reports or other notifications to Governmental Authorities pursuant to such permits or Applicable Laws; provided that upon Delek Refining’s written request Delek Marketing shall apply for, obtain and maintain any such permits in its name. Nothing in this Agreement shall reduce Delek Marketing’s obligations under Applicable Laws with respect to the Relevant Assets and Additional Improvements.
ARTICLE 3
PROVISION OF SUMF ITEMS
3.1    Provision of SUMF Items.
(a)    During the Term of this Agreement, Delek Refining shall make available and provide to Delek Marketing, in accordance with the terms and conditions of this Agreement, the SUMF Items described more fully on Exhibit A to this Agreement for use by Delek Marketing and any of its Affiliates and agents in connection with Delek Marketing’s ownership, operation and maintenance of the Relevant Assets and any Additional Improvements.
(b)    If Delek Marketing reasonably believes in good faith that a SUMF Item provided is not of the quality or quantity necessary to operate and maintain the Relevant Assets and any Additional Improvements as currently operated and maintained, Delek Marketing may deliver written notice of such claim. If Delek Refining does not reasonably satisfy Delek Marketing’s claim pursuant to the foregoing sentence within 30 days after receipt of such notice (or if such claim is of a nature that cannot be resolved within 30 days, if Delek Refining does not commence to satisfy such claim within 30 days after receipt of such notice and thereafter diligently pursue satisfying such claim to completion), then Delek Marketing may reject such SUMF Item and submit a proposal to Delek Refining to reduce the amount of the Annual Service Fee in accordance with Section 4.3. If Delek Refining refuses to reduce the Annual Service Fee, the Dispute shall be resolved in accordance with the provisions of Article 9. If Delek Marketing reasonably believes in good faith that a SUMF Item provided is not of the quality or quantity necessary to prevent imminent damage to person or property, or that such deficiency will cause Delek Marketing to cease operating any tanks on the Premises, then Delek Marketing may obtain such SUMF Items as it reasonably deems necessary to remedy such deficiency, and may offset the cost of the same against subsequent Annual Service Fees. Delek Marketing shall have the right to access the Refinery Site to put such SUMF Items in service, so long as the same does not materially interfere with Delek Refining’s operation of the Refinery Site.

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(c)    Delek Refining shall notify Delek Marketing as soon as practicable of any actual or anticipated changes in the character of any SUMF Item or any actual or anticipated interruptions, shut-downs, turnarounds or similar events that may adversely affect the provision of any SUMF Item.
(d)    Delek Refining shall provide all SUMF Items and perform all services hereunder in accordance with Standard Operating Practice. The provision of all SUMF Items and services hereunder shall be on a non-discriminatory basis comparable to that provided or performed by Delek Refining with respect to its own business at the Refinery Site unless otherwise specified herein.
3.2    Increased Quantities and Additional SUMF Items.
(a)    If subsequent to the date hereof increased quantities of any SUMF Item are reasonably required by Delek Marketing in connection with its ownership, operation or maintenance of the Relevant Assets or any improvements or additions thereto, Delek Refining shall use commercially reasonable efforts to provide such increased quantities of such SUMF Item on the same terms and conditions set forth in Exhibit A, so long as the provision of such increased quantities does not interfere in any material respect with Delek Refining’s operations at the Refinery Site or require Delek Refining to make a capital improvement to any SUMF Asset. If the provision by Delek Refining of increased quantities of any SUMF Item as requested by Delek Marketing would require Delek Refining to make such a capital improvement, then Delek Marketing may submit a request to Delek Refining pursuant to Section 6(a). The Annual Service Fee with respect to increased quantities of any SUMF Item requested by Delek Marketing may be increased in accordance with Article 4 of this Agreement. Notwithstanding anything to the contrary herein, in the event that (i) Delek Marketing uses the Relevant Assets to provide services to third parties, (ii) Delek Marketing’s provision of such third-party services results in a material increase of any SUMF Item required by Delek Marketing, and (iii) provision of such SUMF Items is available to Delek Marketing from third-party vendors on commercially reasonable terms, then Delek Refining may decline to provide such increased and additional SUMF Item. Further, if, in Delek Refining’s sole discretion, the provision of any SUMF Item by Delek Refining in connection with Delek Marketing’s provision of services to third parties could expose Delek Refining or Delek Refining’s assets to environmental risk or liability, then Delek Refining may refuse to provide such SUMF Item in connection with Delek Marketing’s provision of services to third parties.
(b)    If subsequent to the date hereof one or more additional SUMF Items not specifically described herein, but which are being produced or utilized by Delek Refining or its Affiliates in the normal course of their operations at the Refinery Site (“Additional SUMF Items”), are or become reasonably necessary to operate or maintain the Relevant Assets and any Additional Improvements, Delek Refining shall use commercially reasonable efforts to provide such Additional SUMF Items on terms and conditions consistent with the provision of the existing SUMF Items by Delek Refining. The Annual Service Fee with respect to such Additional SUMF Items may be increased in accordance with Article 4 of this Agreement.
3.3    Use of SUMF Items. Delek Marketing agrees to utilize the SUMF Items solely in connection with its ownership, operation and maintenance of the Relevant Assets and any Additional

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Improvements so long as such use complies with the terms of the Throughput Agreement; provided, however, that no provision of this Agreement shall obligate Delek Marketing in any way to utilize all or part of the SUMF Items.
3.4    SUMF Assets. Subject to Article 8, Delek Refining shall be responsible for operating and maintaining the SUMF Assets, at its sole cost and expense, in accordance with Standard Operating Practice. Except for any capital improvement project proposed by Delek Marketing under Article 6 or undertaken by Delek Marketing under Article 5, Delek Refining shall be responsible for all costs and expenses of any capital improvements to, or acquisitions of additional, SUMF Assets. In the event Delek Refining fails to promptly make or commence and diligently prosecute any repairs or replacements or maintenance required to be made by Delek Refining to any SUMF Assets under this Agreement, Delek Marketing at its option, after Delek Refining’s failure to cure such default on or before 10 days after notice to Delek Refining, may make the repairs or replacements and perform the maintenance for and on behalf of Delek Refining, and may offset the cost thereof against the Annual Service Fee coming due. Notwithstanding the foregoing, if an emergency exists, Delek Marketing may take reasonable steps to protect its property, and make the repairs and replacements and perform the maintenance for and on behalf of Delek Refining without notice to Delek Refining.
3.5    Access. The Lease and Access Agreement sets forth the relative rights of Delek Marketing and Delek Refining with respect to (a) access by Delek Marketing to the buildings and other assets owned or leased by Delek Refining located at the Refinery Site that are reasonably necessary for the operation of the Relevant Assets and any Additional Improvements and (b) access by Delek Refining to the Premises in order to inspect, repair or maintain any SUMF Assets, and such section is incorporated herein by reference.
                     ARTICLE 4
ANNUAL SERVICE FEE
4.1    Annual Service Fee; Monthly Payment. Within 30 days following the end of each calendar month, Delek Marketing will pay Delek Refining an amount equal to one-twelfth (1/12) (the “Monthly Payment”) of the aggregate of all fees set forth on Exhibit A (the “Annual Service Fee”) for the provision by Delek Refining and its Affiliates to Delek Marketing during such calendar month of all the SUMF Items described in Exhibit A. The Monthly Payment for the first month under the Term of this Agreement will be prorated based on the number of days elapsed from the date of this Agreement through the last day of the first calendar month and the number of days in such calendar month.
4.2    Increases in Annual Service Fee.
(a)    The Annual Service Fee shall be adjusted on July 1 of each calendar year commencing on July 1, 2014, by an amount equal to the change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics; provided that the Annual Service Fee shall never be increased by more than 3% for any such calendar year. If the PPI index change is negative in a given year then there will be no change in the Annual Service Fee. If the above index is no longer

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published, the Parties shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Annual Service Fee. If Delek Marketing and Delek Refining are unable to agree, a new index will be determined by arbitration in accordance with Section 9.1.
(b)    Delek Refining may also increase the Annual Service Fee for any calendar year by an amount equal to the actual cost to Delek Refining of providing increased quantities of any SUMF Item or of providing any Additional SUMF Items pursuant to Section 3.2(a) and Section 3.2(b) of this Agreement.
ARTICLE 5
CONNECTION FACILITIES
5.1    Connection Facilities.
(a)    Where necessary, Delek Marketing shall install or cause to be installed, at the expense of Delek Marketing or Delek Refining as mutually agreed, one or more Connection Facilities, which shall be of a quality and type reasonably necessary to establish appropriate interconnections between the Relevant Assets and the SUMF Assets. The design of any necessary Connection Facilities shall be submitted by Delek Marketing for review by Delek Refining. Delek Refining shall have 30 days in which to notify Delek Marketing of any modifications that are necessary to conform the design to Standard Operating Practices and to comply with requirements of Governmental Authorities, otherwise Delek Refining shall be deemed to have approved such design.
(b)    Delek Refining and Delek Marketing shall reasonably cooperate with one another with respect to the installation, operation and maintenance of the Connection Facilities so as to minimize any disruption to the operation of the Refinery Site, the Relevant Assets and the SUMF Assets.
ARTICLE 6
CAPITAL IMPROVEMENTS
6.1    Capital Improvements Relating to Provision of SUMF Items.
(a)    Delek Marketing may submit from time to time to Delek Refining written requests for Delek Refining to undertake capital improvement projects relating to the provision by Delek Refining of SUMF Items. Any such requests shall specify in reasonable detail the capital improvements to be made, any permits that may be required, the estimated cost of such capital improvements, any proposed changes to this Agreement, and any other relevant information relating to such capital improvement project. Delek Refining agrees that it will consider in good faith any such request, but Delek Refining shall have no obligation to agree to undertake any such capital improvement project and may reject any request by Delek Marketing. Delek Refining shall provide Delek Marketing a written explanation for the rejection of any request. If Delek Refining agrees to undertake any such capital improvement project, Delek Marketing shall be responsible for all costs

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associated with such project, without duplication of other amounts paid or payable by Delek Marketing under this Agreement, including, without limitation: (i) the cost of completing the capital improvements; (ii) Delek Refining’s costs and expenses incurred in connection with such project; and (iii) any increased costs of operation incurred or to be incurred by Delek Refining as a result of such project; provided, however, that if other Persons receive any of the benefits of such capital improvement project, such other Persons shall bear their respective pro rata shares of all costs associated with such project (based upon and only to the extent of the relative benefits received by them), and Delek Marketing’s costs with respect thereto shall be reimbursed promptly by Delek Refining as, when, if and to the extent savings are received or as, when, if and to the extent the other Person utilizes such benefits.
(b)    If for any reason a capital improvement project relating to the provision by Delek Refining of SUMF Items is not completed pursuant to Section 6.1(a), and such capital improvement project is in accordance with applicable required engineering and regulatory standards, and the Parties agree that the capital improvement project would not reasonably be expected to have a material adverse impact on the operations or efficiency of the SUMF Assets or the provision of the SUMF Items by Delek Refining or result in any material additional unreimbursed costs to Delek Refining, then Delek Marketing may proceed with the construction of the capital improvement project. Upon completion of construction, Delek Marketing shall be the owner and operator of such capital improvement project. The Parties agree that any capital improvement project constructed by Delek Marketing pursuant to this Section 6(b) shall be treated as the separate property of Delek Marketing. Delek Refining shall reasonably cooperate with Delek Marketing in ensuring that the capital improvement project shall operate as intended, subject to Delek Marketing’s reimbursing Delek Refining on a monthly basis for any incremental expenses as determined by Delek Refining in good faith.
ARTICLE 7
MONITORING COMMITTEE
7.1    Monitoring Committee.
(a)    Delek Refining and Delek Marketing shall jointly establish a committee (the “Monitoring Committee”) to review the performance of this Agreement and the provision of SUMF Items hereunder in an effort to ensure the smooth and efficient performance of this Agreement. The Monitoring Committee shall be comprised of one representative from Delek Refining and one representative from Delek Marketing. In addition, other representatives that such Parties may reasonably require shall report to, and attend meetings of, the Monitoring Committee.
(b)    The Monitoring Committee shall meet, either in person, by telephone, or other means mutually acceptable to the members of the Monitoring Committee, within three months of the date of this Agreement and thereafter no less than once every six months throughout the Term (other than where the Parties agree that such a periodic meeting is not necessary) and as otherwise reasonably requested by a Party.
(c)    The Monitoring Committee shall endeavor in good faith to resolve issues raised by either of the Parties in respect of the performance of this Agreement and the provision of

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any SUMF Item hereunder. The Monitoring Committee shall review the performance of the Parties in the provision and receipt of SUMF Items under this Agreement and shall consider any proposed improvement plans.
(d)    The Monitoring Committee shall have the authority to develop modifications or amendments to the Exhibits to this Agreement on behalf of the Parties; provided, however, to become effective any such modifications or amendments must be in writing and be duly signed by the Parties. The Monitoring Committee shall, as needed to carry out its duties under this Article 7, develop mutually agreed protocols and administrative procedures.
ARTICLE 8
LIABILITY AND INDEMNIFICATION
8.1    Limitation of Liability. Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, punitive, special or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of Third Parties.
8.2    Indemnification.
(a)    Delek Marketing shall defend, indemnify and hold harmless Delek Refining, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Delek Refining Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Delek Marketing of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Delek Marketing made herein or in connection herewith proving to be false or misleading, (ii) any failure by Delek Marketing, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law or (iii) any acts or omissions of Delek Marketing and its Affiliates in connection with the performance of Delek Marketing’s obligations under this Agreement; provided, however, Delek Marketing shall not have any obligation to indemnify the Delek Refining Indemnitees for any Liabilities under (iii) to the extent resulting from or arising out of the willful misconduct or gross negligence of any of the Delek Refining Indemnitees. Notwithstanding the foregoing, Delek Marketing’s liability to the Delek Refining Indemnitees pursuant to this Section 8.2(a) shall be net of any insurance proceeds actually received by the Delek Refining Indemnitee from any Third Party with respect to or on account of the damage or injury which is the subject of the indemnification claim. Delek Refining agrees that it shall, and shall cause the other Delek Refining Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Delek Refining Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify Delek Marketing of all potential claims against any Third Party for any such insurance proceeds, and (iii) keep Delek Marketing fully informed of the efforts of the Delek Refining Indemnitees in pursuing collection of such insurance proceeds.

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(b)    Delek Refining shall defend, indemnify and hold harmless Delek Marketing, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Delek Marketing Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Delek Refining of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Delek Refining made herein or in connection herewith proving to be false or misleading, (ii) any failure by Delek Refining, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law or (iii) any acts or omissions of Delek Refining and its Affiliates in connection with the performance of Delek Refining’s obligations under this Agreement; provided, however, Delek Refining shall not have any obligation to indemnify the Delek Marketing Indemnitees for any Liabilities under (iii) to the extent resulting from or arising out of the willful misconduct or gross negligence of any of the Delek Marketing Indemnitees. Notwithstanding the foregoing, Delek Refining’s liability to the Delek Marketing Indemnitees pursuant to this Section 8.2(b) shall be net of any insurance proceeds actually received by the Delek Marketing Indemnitees or any of their respective Affiliates from any Third Party with respect to or on account of the damage or injury which is the subject of the indemnification claim. Delek Marketing agrees that it shall, and shall cause the other Delek Marketing Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Delek Marketing Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify Delek Refining of all potential claims against any Third Party for any such insurance proceeds, and (iii) keep Delek Refining fully informed of the efforts of the Delek Marketing Indemnitees in pursuing collection of such insurance proceeds.
(c)    THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES (EXCLUDING, IN THE CASE OF SECTION 8.2(a)(iii) AND SECTION 8.2(b)(iii), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).
8.3    Specific Performance. Notwithstanding anything to the contrary contained in this Agreement, including this Article 8, each Party shall be entitled to specific performance of the obligations of the other Party under this Agreement.
8.4    Survival. The provisions of this Article 8 shall survive the termination of this Agreement.
8.5    Ancillary Agreements. The Ancillary Agreements contain additional indemnity provisions. The indemnities contained in this Article 8 are in addition to and not in lieu of the indemnity provisions contained in the Ancillary Agreements. Any indemnification obligation of Delek Refining to the Delek Marketing Indemnitees on the one hand, or Delek Marketing to the Delek Refining Indemnitees on the other hand, pursuant to this Article 8 shall be reduced by an amount equal to any indemnification recovery by such Indemnitees pursuant to the other Ancillary

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Agreements to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of Delek Refining or Delek Marketing, respectively, hereunder.
ARTICLE 9
DISPUTE RESOLUTION
9.1    Dispute Resolution.
(a)    Any and all Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 9.1 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 9.1 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by а Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select а third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of Delek Refining, Delek Marketing or any of their Affiliates and (ii) have not less than seven years experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. Delek Refining, Delek Marketing and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages.
(b)    Pending resolution of any Dispute between the Parties, the Parties shall continue to perform in good faith their respective obligations under this Agreement based upon the last agreed performance demonstrated prior to the Dispute.
(c)    Each Party shall, in addition to all rights provided herein or provided by Law, be entitled to the remedies of specific performance and injunction to enforce its rights hereunder.

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ARTICLE 10
TERM AND TERMINATION
10.1    Term. This Agreement shall be in full force and effect on and from the date hereof and shall continue for a term that is co-terminous with the Lease and Access Agreement (the “Term”) such that if the Lease and Access Agreement is terminated or expires for any reason, this Agreement shall also be deemed to have terminated on the same date of the termination or expiration of the Lease and Access Agreement.
10.2    Termination by Delek Refining. Delek Refining may, in addition to its other remedies, terminate this Agreement as a whole in any one of the following circumstances:
(a)    if a Bankruptcy Event occurs and is continuing in relation to Delek Marketing or its Affiliates and Delek Marketing does not provide adequate assurances to Delek Refining within 30 days of the occurrence of the Bankruptcy Event that Delek Marketing will continue to pay the Annual Service Fee and other charges on the terms and conditions of this Agreement;
(b)    with no less than 30 days prior written notice following a decision by Delek Marketing to discontinue the operation of all or substantially all of the Relevant Assets and any Additional Improvements; or
(c)    if Delek Marketing, without proper justification, fails to pay any undisputed Annual Service Fee (or portion thereof) or other charge within 30 days of the date when such payment became due, and such failure continues thereafter for a period of 30 days after written notice from Delek Refining.
10.3    Effect of Termination.
(a)    Each Party shall use its reasonable commercial efforts to minimize any adverse effect to the other Party resulting from the termination of the rendering, in whole or in part, of any SUMF Item under this Agreement.
(b)    Within 60 days after termination of this Agreement in whole, Delek Refining shall provide Delek Marketing with a final accounting of the amount of (i) any Annual Service Fee and other applicable charges due with respect to the period beginning on January 1 of the calendar year in which the termination occurred and ending on the effective date of the termination; and (ii) any unpaid and undisputed Annual Service Fee and other applicable charges attributable to the prior calendar year. If Delek Marketing agrees with the total amount shown on the final accounting, Delek Marketing shall pay to Delek Refining such amount within 30 days following the receipt of such final accounting. The Parties shall meet in good faith to resolve any Dispute relating to the final accounting as expeditiously as possible.
(c)    Any termination of this Agreement, either in whole or in part, and termination of any individual SUMF Item shall be without prejudice to the accrued rights, remedies and liabilities of the Parties at the time of such termination and all provisions of this Agreement necessary for the full enjoyment thereof shall survive termination for the period so necessary.

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(d)    If there is an Dispute regarding the termination of this Agreement or a SUMF Item under this Article 10, then no termination shall occur until 30 days following resolution of the Dispute or by written agreement of the Parties.
ARTICLE 11
GENERAL PROVISIONS
11.1    Force Majeure. In the event that either Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event, including the approximate length of time such Party reasonably believes in good faith such Force Majeure event will continue, within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the Parties (including payment), to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that neither Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. Notwithstanding anything in this Agreement to the contrary, inability of a Party to make payments when due, be profitable or to secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as Force Majeure events.
11.2    Intellectual Property Rights. Neither this Agreement nor the performance by either of the Parties of its duties hereunder shall operate to convey, license or otherwise transfer from one Party to the other any patent, know-how, trade secrets or other intellectual property rights. The copyright, property and any other rights in any document or material supplied under this Agreement shall, in the absence of any express provision to the contrary thereon, remain with the disclosing Party.
11.3    Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five Business Days after mailing, provided that said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide, one Business Day after deposit therewith is prepaid; or (d) if by e-mail, one Business Day after delivery with receipt is confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
If to Delek Refining, to:
Delek Refining, Ltd.
c/о Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No: (615) 435-1271

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with a copy, which shall not constitute notice, to:
Delek Refining, Ltd.
c/о Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: President
Telecopy No: (615) 435-1271

If to Delek Marketing, to:

Delek Marketing & Supply, LP
c/o Delek Marketing GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No.: (615) 435-1271

with a copy, which shall not constitute notice, to:

Delek Marketing & Supply, LP
c/o Delek Marketing GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: President
Telecopy No.: (615) 435-1271

or to such other address or to such other person as either Party will have last designated by notice to the other Party.
11.4    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
11.5    Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

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11.6    Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
11.7    Incorporation by Reference. The exhibits attached hereto and referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
11.8    Succession and Assignment. This Agreement may be assigned in connection with, and subject to the terms and conditions set forth in Section 13(c) of the Throughput Agreement, which such terms and conditions are incorporated herein by reference. Notwithstanding anything to the contrary herein or in the Throughput Agreement, Delek Refining may engage third-party contractors to perform any of the services or actions Delek Refining is required to perform hereunder without Delek Marketing’s prior consent.
11.9    Confidentiality.
(a)    Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any Third Party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 11.9. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(b)    Required Disclosure. Notwithstanding Section 11.9(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such

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Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 11.9, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(d)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(e)    Survival. The obligation of confidentiality under this Section 11.9 shall survive the termination of this Agreement for a period of two years.
11.10    Audit and Inspection. During the Term, Delek Refining and its duly authorized agents and/or representatives, upon five Business Days’ prior written notice and during normal working hours, shall have access to the accounting records and other documents maintained by Delek Marketing, or any of Delek Marketing’s contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term of this Agreement and for a period of up to two years after termination of this Agreement. The right to inspect or audit such records shall survive termination of this Agreement for a period of two years following the end of the Term. Lessee shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two years from the end of the Term.
11.11    Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.
11.12    No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
11.13    Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

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11.14    Cooperation. The Parties acknowledge that they are entering into a long-term arrangement in which the cooperation of both Parties will be required. If, during the Term of this Agreement, changes in the operations, facilities or methods of either Party will materially benefit a Party without detriment to the other Party, the Parties commit to each other to make reasonable efforts to cooperate and assist each other.
11.15    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
11.16    Recording. Upon the request of any Party, Delek Marketing and Delek Refining shall execute, acknowledge, deliver and record a “short form” memorandum of this Agreement.
11.17    Conflicts Between Agreements. In the event a conflict between the terms and conditions contained in the Throughput Agreement or the other Ancillary Agreements and this Agreement arises in connection with any matter pertaining to the provision of the SUMF Items, the terms and conditions contained in the Throughput Agreement will govern. Nothing contained in this Agreement shall be deemed to limit or restrict Delek Marketing’s rights to fully use and enjoy the rights and benefits it has under the Purchase Agreements or the other Ancillary Agreements.
11.18    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.
DELEK REFINING, LTD.

Ву:	DELEK U.S. REFINING GP, LLC its General Partner
By: /s/ Kent B. Thomas
Name: Kent B. Thomas
Title: EVP/General Counsel
By: /s/ Danny Norris
Name: Danny Norris
Title: VP/Finance

DELEK MARKETING & SUPPLY, LP
Ву: DELEK MARKETING GP, LLC,
its General Partner
By: /s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: EVP/Chief Financial Officer
By: /s/ Andrew L. Schwarcz
Name: Andrew L. Schwarcz
Title: EVP/General Counsel and Secretary

HOU03:1337007    [Signature Page to Site Services Agreement]

Exhibit A
Delek Refining will supply the services listed on this Exhibit A to Delek Marketing with respect to Delek Marketing’s ownership, operation and maintenance of the Relevant Assets, together with such additional services as the Parties may agree from time to time. Delek Marketing will pay Delek Refining the Annual Service Fee of $200,000 (such payment to be made in monthly installments) for these services.

•
Wastewater Processing — Provided that the Texas Commission of Environmental Quality (“TCEQ”) does not object, all waste water treatment will be supplied to Delek Marketing by Delek Refining from existing Refinery Site sources. This treatment pertains to dock and sump materials generated during the normal course of operations and includes sump generated waste materials. The Parties acknowledge that TCEQ may impose pre-treatment standards on any waste waters Delek Marketing releases to Delek Refining for processing. If such pre-treatment standards are imposed, Delek Refining shall be responsible for ensuring that relevant Delek Marketing personnel are adequately trained to comply with such standards and for submitting any related and required reports with TCEQ. Delek Marketing will supply field data to Delek Refining to fulfill any such reporting requirements.

•
Fire and Emergency Protection — Delek Refining will provide response support in the event of an emergency. Delek Refining will maintain the existing tank farm fire water and emergency response system and any necessary improvements will be made by Delek Refining.

•	Security — All security patrols, monitoring and surveillance will be provided to Delek Marketing by Delek Refining.

•	Utilities — All gas, water, steam and electricity will be furnished by Delek Refining for operation of all the Relevant Assets within the Refinery Site.

•
Air Permit — Delek Refining will retain the Relevant Assets on all applicable air permits and will handle all agency reporting requirements. Delek Marketing will supply field data to Delek Refining necessary for Delek Refining to fulfill its reporting requirements.

•
Solid / Hazardous Waste Processing — Under the provisions of the Resource Conservation and Recovery Act (RCRA) Delek Marketing and Delek Refining will be co-generators of any solid / hazardous wastes that may be generated by Delek Marketing at the contiguous facility. Any such wastes shipped under a hazardous waste manifest will show Delek Refining as the generator. Delek Refining will be responsible for ensuring that relevant Delek Marketing personnel are trained, as appropriate, to comply with RCRA solid and hazardous waste requirements. Delek Refining shall be liable for any RCRA violations at the Refinery Site, unless such violations are caused by the willful misconduct or gross negligence of Delek Marketing or its employees or agents.

HOU03:1337007    Exhibit A-1

•
Spill Prevention Control and Countermeasures (SPCC) Plan — Delek Refining will maintain and update, as required, a facility-wide SPCC plan for operations at the Refinery Site, clearly identifying those assets owned by each Party and their resultant responsibilities. In addition, Delek Refining shall be responsible for inspecting and maintaining all secondary containment required under the SPCC Plan.

•
IT Infrastructure — Delek Marketing will be entitled to access and use of all necessary IT infrastructures for the operation of the Relevant Assets. Delek Refining will maintain all IT infrastructures.

•	Office Space — Delek Refining will furnish necessary office space for the employees of Delek Marketing.

•	Parking —Delek Refining will provide parking necessary for Delek Marketing’s employees’ personal vehicles, Delek Marketing’s company-owned vehicles, and auxiliary maintenance equipment.

•
Maintenance, Warehouse Storage and Shop — Delek Refining will provide all warehouse storage necessary to store maintenance and spare part inventories for Delek Marketing’s exclusive use. These storage areas will be secured and controlled separate from Delek Refining’s warehouse operations.

•
Contract Maintenance Labor — Delek Refining will provide maintenance labor to Delek Marketing on an as-needed basis. Delek Refining will charge Delek Marketing an agreed hourly rate for the maintenance services.

•	Laydown Area — Delek Refining will provide Delek Marketing an outdoor laydown area for maintenance and project activities. The area will be separate from Delek Refining’s laydown area.

•
LDAR Monitoring and Reporting — Delek Refining will provide to Delek Marketing services necessary to perform leak detection, monitoring and reporting on all Relevant Assets within the Refinery Site as required by Applicable Law and any applicable consent decree. Delek Refining will provide Delek Marketing with services, as needed, to make any necessary repairs, as required, to equipment in light liquid and/or gas/vapor service. Delek Refining will charge Delek Marketing an agreed hourly rate for the maintenance services. Delek Refining’s and Delek Marketing’s employees will be included in the refinery LDAR training program, which training program shall comply with the Clean Air Act and any applicable consent decree. Delek Refining will provide data to Delek Marketing on all LDAR surveillance activities.

•
Process Safety Management (PSM) and Personal Safety — Delek Refining will include all Relevant Assets in it its integrated PSM and personal safety programs and procedures. Delek Refining will provide all necessary PSM and personal safety management and administrative services. Delek Marketing will participate in all

HOU03:1337007    Exhibit A-2

processes necessary under PSM and personal safety programs in order to maintain compliance. Delek Refining shall provide relevant Delek Marketing personnel with all required personal protective equipment and shall pass onto Delek Marketing the cost of any such provided equipment.

•	Telephones — Delek Refining will provide all local and long distance telephone (land line only) service.

•	Labor Matters – Delek Refining will provide collective bargaining agreement / labor administration.

HOU03:1337007    Exhibit A-3